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                                                                       EXHIBIT 8



                             CUSTODIAN AGREEMENT
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     WHEREAS, CONNECTICUT MUTUAL LIFE INSURANCE COMPANY (the "Company") has
established a separate account known as CML Variable Annuity Account B (the "Account") which has been reorganized and is being registered as a Unit Investment Trust under the Investment Company Act of 1940 and which is organized for the purpose of issuing and offering for sale annuity contracts; and

     WHEREAS, Connecticut Mutual Financial Services, Inc. ("CMFS") is a registered broker/dealer, serving as the Underwriter for the Account; and

     WHEREAS, the Company has selected as the underlying securities for the Account, shares of the Stock Portfolio of Connecticut Mutual Financial Services, Series Fund I, Inc., an open-ended diversified management company duly registered under the Investment Company Act of 1940 (the "Fund"); and

     WHEREAS, the Company desires to continue to serve as custodian of the Account's securities and cash and is willing to act in such capacity upon the terms and conditions herein set forth; and

     WHEREAS, the Company has received an exemptive order from the Securities and Exchange Commission allowing it to continue to so serve.

     NOW THEREFORE, in consideration of the reorganization of the Account as a unit investment trust, the Company and CMFS intending to be legally bound do hereby agree as follows:

1. The Company hereby will continue to act as custodian of the securities and cash of the Account which from time to time will be held by the Company and applied as provided in this Agreement, subject to the terms and conditions hereunder provided.


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2.   The Company will establish such accounts as necessary and maintain those accounts in such a manner as to hold the securities and cash physically segregated at all times from those of any other persons, firms or corporations. Such securities and cash shall be and remain the sole property of the Account and the Company shall only have the possession thereof.

3. On behalf of the Account, the Company will disburse the necessary funds for net purchase payments of shares of the Stock Portfolio of the Fund at net asset value determined as of the end of the Valuation Period of the Stock Portfolio as set forth in the Fund prospectus. The Company will be entitled to accept as conclusive the determination by the Fund, or its agents, of the net asset value of the Fund portfolio's shares.

4. The Company may from time to time effect redemptions of Fund shares with respect to the Account to permit annuity payments to be made to annuitants, or cash withdrawals from a contract owner's contract value plus any applicable contingent deferred sales charge as described in the contract prospectus or for other purposes contemplated by this Agreement, the annuity contracts, or other documents pursuant to which amounts are to be allocated to such Account.

5. Inasmuch as the Fund maintains an open account system through a transfer agent, it normally does not issue certificates for Fund shares unless specifically requested. Written confirmation from the Fund's transfer agent shall constitute good and sufficient records of the number of Fund shares owned by the Account and such records shall be afforded the same protection as if they were certificates representing Fund shares owned by the Account.

6. Disposition of any Fund shares, monies and other property held by the Company hereunder shall be made only by or upon written instruction signed by Authorized Persons.

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7.   As used in this Agreement, the terms "Authorized Persons" shall mean the
Company's President, Secretary or Treasurer individually or such other officer or employee of the Company or subsidiary thereof as shall be designed by an Executive Officer of the Company.

8. CMFS shall maintain a record of the name and address of persons having an interest in the Account, insofar as such information is known to CMFS, and of the number and type of annuity contracts issued to such persons. CMFS shall also maintain a record showing the number of annuity units attributable to each Contract Owner and the amount of cash or property attributable to such annuity contracts, shall cause to be maintained proper books and records with respect to all transactions hereunder with respect to the Account, including, without limitation, a record of all purchases, redemptions and distributions relating to Fund shares, the amounts thereof and the number of shares from time to time standing to the credit of the Account all to be maintained and preserved in accordance with the requirements of the Investment Company Act of 1940 and other applicable laws and regulations.

9. The Company shall assist in the preparation of reports to the Securities and Exchange Commission and others and in the audits of the Account and in similar matters insofar as the same relate to the duties of the Company hereunder.

10. The Company will not substitute another security for Fund shares designated herein without the prior approval of the Securities and Exchange Commission. If such a substitution occurs the Company will, within 5 days after such substitution, either deliver or mail to each Contract Owner a notice of substitution, including an identification of the securities eliminated and the securities substituted, and a specification of the shares of such security holder affected by the substitution.

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11.  The Company will not resign as custodian until either (1) the Account has been completely liquidated and the proceeds of the Account properly distributed, or (2) a successor custodian, having the qualifications prescribed in Section 26 of the Investment Act of 1940, has been designated and has accepted such custodianship.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized.

     Executed this 9th day of May, 1983.


ATTEST:                                CONNECTICUT MUTUAL LIFE
                                       INSURANCE COMPANY

_____________________________________  By: _____________________________________
                            Secretary                 President


ATTEST:                                CONNECTICUT MUTUAL FINANCIAL
                                       SERVICES, INC.

_____________________________________  By: _____________________________________
                            Secretary                 President




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